Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH ENTERS INTO $10.0 MILLION LOAN AGREEMENT
$5.1 Million of Senior Subordinated Notes Paid at Maturity
Austin, Texas, October 26, 2010 — Astrotech Corporation (NASDAQ: ASTC) (the “Company”), a leading provider of commercial aerospace services, today announced that Astrotech Space Operations, Inc. (“ASO”), its wholly-owned subsidiary, entered into a loan agreement on October 21, 2010 with American Bank, N.A. that allows ASO to borrow up to $10.0 million. The proceeds will be used to pay off existing commercial debt and fund future working capital needs.
The loan agreement includes a $7.0 million term loan and a $3.0 million revolving credit facility, both at floating rates of bank prime plus 0.25% (with a 4.00% floor). ASO is required to make monthly principal and interest payments on the term loan, with the remaining principal due on October 21, 2015. The revolving credit facility is payable to ASO in multiple advances not to exceed $3.0 million, based on eligible accounts receivable, and expires on October 21, 2012. No funds have been drawn on the revolving credit facility to date.
Additionally, the Company announced that it has paid off the $5.1 million of its senior convertible notes which matured on October 15, 2010.
About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations (ASO) business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature chemical detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com
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